                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                                 (Amendment No. 2)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              HYBRID NETWORKS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   44860K 10 2
-------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G/A

----------------------------                           -----------------------
CUSIP No. 44860K 10 2                                       Page  2 of 7 Pages
----------------------------                           -----------------------

---------- -------------------------------------------------------------------
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    1
           Strachman Revocable Trust DTD 06/12/78
---------- -------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  \ \
    2                                                              (b)  \ \

---------- -------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
---------- -------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                      530,690
                             -------- ----------------------------------------
         NUMBER OF              6     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                   0
         OWNED BY
           EACH              -------- ----------------------------------------
         REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       530,690
                             -------- ----------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                      0
---------- -------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           530,690
---------- -------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                 / /

---------- -------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.6%
---------- -------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO
---------- -------------------------------------------------------------------

                                  SCHEDULE 13G/A

----------------------------                           -----------------------
CUSIP No. 44860K 10 2                                       Page  3 of 7 Pages
----------------------------                           -----------------------

---------- -------------------------------------------------------------------
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    1
           Howard L. Strachman
---------- -------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  \ \
    2                                                              (b)  \ \

---------- -------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
---------- -------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                      0
                             -------- ----------------------------------------
         NUMBER OF              6     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                   530,690
         OWNED BY
           EACH              -------- ----------------------------------------
         REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                             -------- ----------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                      530,690
---------- -------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           530,690
---------- -------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                 / /

---------- -------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.6%
---------- -------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------

                                  SCHEDULE 13G/A

----------------------------                           -----------------------
CUSIP No. 44860K 10 2                                       Page  4 of 7 Pages
----------------------------                           -----------------------

---------- -------------------------------------------------------------------
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    1
           Irene B. Strachman
---------- -------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  \ \
    2                                                              (b)  \ \

---------- -------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
---------- -------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                      0
                             -------- ----------------------------------------
         NUMBER OF              6     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                   530,690
         OWNED BY
           EACH              -------- ----------------------------------------
         REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                             -------- ----------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                      530,690
---------- -------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           530,690
---------- -------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                 / /

---------- -------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.6%
---------- -------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------

ITEM 1.    ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
           (a)  Hybrid Networks, Inc.
           (b)  6409 Guadalupe Mines Road, San Jose, CA 95120

ITEM 2.    INFORMATION CONCERNING PERSON FILING:

           REGARDING STRACHMAN REVOCABLE TRUST DTD 06/12/78:
           (a)  Strachman Revocable Trust DTD 06/12/78
           (b)  21580 Stevens Creek Blvd., #207, Cupertino, CA 95014
           (c)  U.S.A.
           (d)  Common Stock
           (e)  44860K  10  2

           REGARDING HOWARD L. STRACHMAN:
           (a)  Howard L. Strachman
           (b)  21580 Stevens Creek Blvd., #207, Cupertino, CA 95014
           (c)  U.S.A.
           (d)  Common Stock
           (e)  44860K  10  2

           REGARDING IRENE B. STRACHMAN:
           (a)  Irene B. Strachman
           (b)  21580 Stevens Creek Blvd., #207, Cupertino, CA 95014
           (c)  U.S.A.
           (d)  Common Stock
           (e)  44860K  10  2

ITEM 3.    STATUS OF PERSON FILING:

           Not applicable.

ITEM 4.    OWNERSHIP:

           REGARDING STRACHMAN REVOCABLE TRUST DTD 06/12/78:
           (a)  530,690
           (b)  4.6%
           (c)  (i)   Sole power to vote or to direct vote: 530,690 shares
                (ii)  Shared power to vote or to direct vote: 0 shares
                (iii) Sole power to dispose or to direct the disposition:
                      530,690 shares
                (iv)  Shared power to dispose or to direct the disposition:
                      0 shares

           REGARDING HOWARD L. STRACHMAN:
           (a)  530,690
           (b)  4.6%
           (c)  (i)   Sole power to vote or to direct vote: 0 shares
                (ii)  Shared power to vote or to direct vote: 530,690 shares
                (iii) Sole power to dispose or to direct the disposition:
                      0 shares
                (iv)  Shared power to dispose or to direct the disposition:
                      530,690 shares

                                                              Page 5 of 7 pages

           REGARDING IRENE B. STRACHMAN:
           (a)  530,690
           (b)  4.6%
           (c)  (i)   Sole power to vote or to direct vote: 0 shares
                (ii)  Shared power to vote or to direct vote: 530,690 shares
                (iii) Sole power to dispose or to direct the disposition:
                      0 shares
                (iv)  Shared power to dispose or to direct the disposition:
                      530,690 shares


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X ].

ITEMS 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Howard L. Strachman and Irene B. Strachman, husband and wife, jointly hold as trustees of the Strachman Revocable Trust DTD 06/12/78, 530,690 shares.

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF GROUP:

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.

ITEM 10.   CERTIFICATION:

           Not applicable.

                                                              Page 6 of 7 pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  2/14/2000
                                  ---------------------------------------------
                                  Date


                                  /s/ Howard L. Strachman
                                  ---------------------------------------------
                                  Signature

                                  Howard L. Strachman, Co-Trustee of the
                                  Strachman Revocable Trust DTD 06/12/78
                                  ---------------------------------------------
                                  Name/Title


                                  /s/ Irene B. Strachman
                                  ---------------------------------------------
                                  Signature

                                  Irene B. Strachman, Co-Trustee of the
                                  Strachman Revocable Trust DTD 06/12/78
                                  ---------------------------------------------
                                  Name/Title


                                                              Page 7 of 7 pages